Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-164754
333-164758
333-164757
333-164756
333-164755

FACTORSHARES 2X: S&P500 BULL/TBOND BEAR
FACTORSHARES 2X: TBOND BULL/S&P500 BEAR
FACTORSHARES 2X: S&P500 BULL/USD BEAR
FACTORSHARES 2X: OIL BULL/S&P500 BEAR
FACTORSHARES 2X: GOLD BULL/S&P500 BEAR

SUPPLEMENT DATED JUNE 27, 2011 TO
PROSPECTUS DATED FEBRUARY 22, 2011

This Supplement updates certain information contained in the Prospectus dated February 22, 2011, as supplemented from time-to-time (the “Prospectus”) of FactorShares 2X: S&P500 Bull/TBond Bear, FactorShares 2X:TBond Bull/S&P500 Bear, FactorShares 2X: S&P500 Bull/USD Bear, FactorShares 2X: Oil Bull/S&P500 Bear and FactorShares 2X: Gold Bull/S&P500 Bear (each a “Fund,” and collectively, the “Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

FACTOR CAPITAL MANAGEMENT, LLC
Managing Owner

     I. Fiscal Year and Tax Year on Page 30 is hereby deleted and replaced, in their entirety, with the following:

     Each Fund’s fiscal year and tax year will end on December 31 of each year.

     II. Constructive Termination on Pages 116 through 117 are hereby deleted and replaced, in their entirety, with the following:

     A Fund will experience a constructive termination for tax purposes if there is a sale or exchange of 50 percent or more of the total Shares in the Fund within a 12-month period. A constructive termination results in the closing of the Fund’s taxable year for all Shareholders in the Fund. In the case of a Shareholder reporting on a taxable year other then the taxable year used by a Fund, the early closing of the Fund’s taxable year may result in more than 12 months of its taxable income or loss being includable in the Shareholder’s taxable income for the year of termination. A Fund would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if a Fund were unable to determine that the termination had occurred.

     III. Karlheinz Muhr on Page 99 is hereby deleted and replaced, in its entirety, with the following:

     Karlheinz Muhr co-founded Factor Advisors, LLC, the sole member of the Managing Owner, or Factor, in May 2009 and serves as Chairman of the Managing Owner. Mr. Muhr has been a Principal and Associated Person of the Managing Owner since December 4, 2009 and December 21, 2009 respectively, and an Associated Member of the NFA since December 21, 2009. On May 2, 2011, Mr. Muhr became an Associated Person and Principal with QFS Asset Management LP (“QFS”), an institutional alternative asset management firm. QFS develops investment models based on research discoveries in the fields of economics and quantitative finance. Since June 2011, Mr. Muhr has also served and will continue to serve as Chief Executive Officer of QFS. From November 2009 to May 2011, Mr. Muhr served as Senior External Advisor to Nomura International, a global investment bank. From March 2009 to May 2011, Mr. Muhr had also served as Chairman and Chief Executive Officer of Cenario Capital Management LLC, or Cenario, a risk assessment and asset management firm for institutional clients. Cenario’s products and solutions include portfolio stress testing, portfolio restructuring, risk analysis and options-based advisory programs. Prior to joining Cenario, Mr. Muhr worked as a Managing Director and head of Credit Suisse Volaris, or Volaris, from June 2003 to March 2009. Volaris is a volatility management firm providing overlay management for institutions and high end family offices. Volaris also manages volatility based products marketed through the firm’s client advisors. Mr. Muhr was the founder of Volaris prior to its acquisition by Credit Suisse in 2003. He served as Chairman of Volaris and was a member of the Credit Suisse Chairman’s Board and Management Council. Mr. Muhr received his M.B.A. from UCLA Anderson in 1985 and M.S. in Finance from Vienna University of Economics and Business of Austria in 1982. Mr. Muhr’s role in connection with the founding of Factor Advisors, LLC, the sole member of the Managing Owner, his long career in the financial services industry and significant management experience in the alternative asset management industry were the material considerations that led the Board of Managers of the Managing Owner to conclude that Mr. Muhr should serve as a Manager of the Managing Owner.

     IV. The Performance Information for the Funds is hereby inserted, in its entirety, on page 84 of the Prospectus immediately following Investment Objectives of the Funds, as set forth below:

PERFORMANCE OF FACTORSHARES 2X: S&P500 BULL/TBOND BEAR (TICKER: FSE)

Name of Pool: FactorShares 2X: S&P500 Bull/TBond Bear
Type of Pool: Public, Exchange-Listed Commodity Pool
Inception of Trading: February 2011
Aggregate Gross Capital Subscriptions as of May 31, 2011: $5,000,000
Net Asset Value as of May 31, 2011: $4,602,470
Net Asset Value per Share as of May 31, 2011: $23.01
Worst Monthly Drawdown: (9.24)% May 2011
Worst Peak-to-Valley Drawdown: (9.24)% April 2011 – May 2011

Monthly Rate of Return	2011(%)
January	N/A
February	2.40*
March	0.01
April	1.22
May	(9.24)
June
July
August
September
October
November
December
Compound Rate of Return	(5.91)%

*	The Fund commenced investment operations on February 22, 2011. The Fund shares commenced trading on the NYSE Arca, Inc. on February 24, 2011.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
See accompanying Footnotes to Performance Information.

PERFORMANCE OF FACTORSHARES 2X: TBOND BULL/S&P500 BEAR (TICKER: FSA)

Name of Pool: FactorShares 2X: TBond Bull/S&P500 Bear
Type of Pool: Public, Exchange-Listed Commodity Pool
Inception of Trading: February 2011
Aggregate Gross Capital Subscriptions as of May 31, 2011: $5,000,000
Net Asset Value as of May 31, 2011: $5,175,791
Net Asset Value per Share as of May 31, 2011: $25.87
Worst Monthly Drawdown: (2.67)% February 2011
Worst Peak-to-Valley Drawdown: (6.84)% February 24, 2011* – April 2011

Monthly Rate of Return	2011(%)
January	N/A
February	(2.67)*
March	(2.37)
April	(1.96)
May	9.06
June
July
August
September
October
November
December
Compound Rate of Return	1.60%

*	The Fund commenced investment operations on February 22, 2011. The Fund shares commenced trading on the NYSE Arca, Inc. on February 24, 2011.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
See accompanying Footnotes to Performance Information.

PERFORMANCE OF FACTORSHARES 2X: S&P500 BULL/USD BEAR (TICKER: FSU)

Name of Pool: FactorShares 2X: S&P500 Bull/USD Bear
Type of Pool: Public, Exchange-Listed Commodity Pool
Inception of Trading: February 2011
Aggregate Gross Capital Subscriptions as of May 31, 2011: $5,000,000
Net Asset Value as of May 31, 2011: $5,569,845
Net Asset Value per Share as of May 31, 2011: $27.84
Worst Monthly Drawdown: (7.85)% May 2011
Worst Peak-to-Valley Drawdown: (7.85)% April 2011 – May 2011

Monthly Rate of Return	2011(%)
January	N/A
February	3.51*
March	2.95
April	13.51
May	(7.85)
June
July
August
September
October
November
December
Compound Rate of Return	11.47%

*	The Fund commenced investment operations on February 22, 2011. The Fund shares commenced trading on the NYSE Arca, Inc. on February 24, 2011.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
See accompanying Footnotes to Performance Information.

PERFORMANCE OF FACTORSHARES 2X: OIL BULL/S&P500 BEAR (TICKER: FOL)

Name of Pool: FactorShares 2X: Oil Bull/S&P500 Bear
Type of Pool: Public, Exchange-Listed Commodity Pool
Inception of Trading: February 2011
Aggregate Gross Capital Subscriptions as of May 31, 2011: $10,085,273
Net Asset Value as of May 31, 2011: $4,777,519
Net Asset Value per Share as of May 31, 2011: $23.88
Worst Monthly Drawdown: (18.05)% May 2011
Worst Peak-to-Valley Drawdown: (18.05)% April 2011 – May 2011

Monthly Rate of Return	2011(%)
January	N/A
February	(4.03)*
March	15.45
April	6.42
May	(18.05)
June
July
August
September
October
November
December
Compound Rate of Return	(3.36)%

*	The Fund commenced investment operations on February 22, 2011. The Fund shares commenced trading on the NYSE Arca, Inc. on February 24, 2011.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
See accompanying Footnotes to Performance Information.

PERFORMANCE OF FACTORSHARES 2X: GOLD BULL/S&P500 BEAR (TICKER: FSG)

Name of Pool: FactorShares 2X: Gold Bull/S&P500 Bear
Type of Pool: Public, Exchange-Listed Commodity Pool
Inception of Trading: February 2011
Aggregate Gross Capital Subscriptions as of May 31, 2011: $7,499,048
Net Asset Value as of May 31, 2011: $2,706,416
Net Asset Value per Share as of May 31, 2011: $27.05
Worst Monthly Drawdown: (4.43)% February 2011
Worst Peak-to-Valley Drawdown: (4.43)% February 24, 2011 * – February 28, 2011

Monthly Rate of Return	2011(%)
January	N/A
February	(4.43)*
March	1.62
April	10.41
May	0.20
June
July
August
September
October
November
December
Compound Rate of Return	7.45%

*	The Fund commenced investment operations on February 22, 2011. The Fund shares commenced trading on the NYSE Arca, Inc. on February 24, 2011.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
See accompanying Footnotes to Performance Information.

Footnotes to Performance Information

     1. “Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the relevant pool, including investors who subsequently redeemed their investments.

     2. “Net Asset Value” is the net asset value of the relevant pool as of May 31, 2011.

     3. “Net Asset Value per Share” is the Net Asset Value of the relevant pool divided by the total number of Shares outstanding with respect to such pool as of May 31, 2011.

     4. “Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. “Drawdown” is measured on the basis of monthly returns only, and does not reflect intra-month figures. “Month” is the month of the Worst Monthly Drawdown.

     5. “Worst Peak-to-Valley Drawdown” is the largest percentage decline in the Net Asset Value per Share over the history of the relevant pool. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. “Worst Peak-to-Valley Drawdown” represents the greatest percentage decline from any month-end Net Asset Value per Share that occurs without such month-end Net Asset Value per Share being equaled or exceeded as of a subsequent month-end. For example, if the Net Asset Value per Share of a particular pool declined by $1 in each of February and March, increased by $1 in April and declined again by $2 in May, a “peak-to-valley drawdown” analysis conducted as of the end of May would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the Net Asset Value per Share had increased by $2 in April, the February-March drawdown would have ended as of the end of March at the $2 level.

     6. “Compound Rate of Return” of the relevant pool is calculated by multiplying on a compound basis each of the monthly rates of return set forth in the respective charts above and not by adding or averaging such monthly rates of return. For periods of less than one year, the results are year-to-date.